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                                                                     Exhibit 4.5

                     USFREIGHTWAYS CORPORATION NONQUALIFIED
                          EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE

The purpose of the USFreightways Corporation Nonqualified Employee Stock Purchase Plan is to provide eligible Employees of USFreightways Corporation and its Affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock of the Company on a payroll deduction basis. It is believed that participation in the ownership of the Company will be to the mutual benefit of the eligible Employees and the Company. This Plan is not intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

2.   DEFINITIONS

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Plan, have the following meanings. Wherever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

     (a) Account means the funds accumulated with respect to an Employee as a result of deductions from his paycheck for the purpose of purchasing Common Stock under the Plan. The funds allocated to an Employee's Account shall remain the property of the Employee at all times prior to the purchase of the Common Stock, but may be commingled with the assets of the Company and used for general corporate purposes. No interest shall be paid or accrued on any funds accumulated in the Accounts of Employees.

     (b) Affiliate means a corporation, as defined in Section 424(f) of the Code, that is a parent or subsidiary of the Company, direct or indirect.

     (c)  Board means the Board of Directors of the Company.

     (d)  Code means the Internal Revenue Code of 1986, as amended.

     (e) Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected.

     (f) Common Stock means the shares of common stock of the Company, $.01 par value.

     (g) Company means USFreightways Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of the Company.

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     (h)  Compensation means the regular straight time earnings paid to an
     Employee by the Company during a payroll period, excluding payments for overtime, shift premium, incentive compensation, bonuses, and other special payments except to the extent that the inclusion of any such item is specifically approved by the Committee.

     (i) Effective Date means the date the Plan is adopted by, and made effective by, the Board, subject to the limitations of Section 17.

     (j) Employee means any person who is employed by the Company or an Affiliate on a regular full-time or part-time basis, excluding, however, any employee who also is serving as an officer or director of the Company or an Affiliate. A person shall be considered employed on a regular full-time or part-time basis if he is customarily employed for more than twenty (20) hours per week, excluding, however, any employee who also is serving as an officer or director of the Company or of an Affiliate.

     (k) Offering Date means the date on which the Committee grants Employees the option to purchase shares of Common Stock.

     (l) Offering Period means the period beginning on the Offering Date and ending on the Purchase Date.

     (m)  Participant means an Employee who elects to participate in the Plan.

     (n) Plan means the USFreightways Corporation Nonqualified Employee Stock Purchase Plan.

     (o) Purchase Date means the date on which the Committee purchases the shares of Common Stock, which date shall be the last day of an Offering Period.

3.   ELIGIBILITY

Subject to the enrollment limitations of Section 6, each Employee of the Company and, if designated by the Board, any Affiliate, shall be eligible to participate in the Plan on the earlier of (i) the Effective Date or (ii) the first payroll period of any calendar month next following the date the Employee submits a payroll deduction authorization. The foregoing notwithstanding, an Employee included in a unit of employees covered by a collective bargaining agreement with the Company shall not be eligible to participate in the Plan, provided the applicable union has chosen not to include such persons in the Plan.

4.   ADMINISTRATION

The Plan shall be administered by the Committee, which shall consist of not less than two (2) members of the Board. Subject to the provisions of the Plan, the Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary

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to administer the Plan, and any determination, decision, or action of the
Committee in connection with the construction, interpretation, administration, and application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. Notwithstanding anything to the contrary in the Plan, the Committee shall have the discretion to modify the terms of the Plan with respect to Participants who reside outside of the United States or who are employed by a subsidiary of the Company that has been formed under the laws of any foreign country, if such modification is necessary in order to conform such terms to the requirements of local laws.

5.   STOCK

     (a) The Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, shares acquired on the open market, and/or shares originally issued for such purpose. The aggregate number of shares of Common Stock that shall be made available for purchase under the Plan shall not exceed three hundred thousand (300,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in subparagraph (b) below. In the event any purchase right granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto will again be available for purchase by Employees upon the exercise of purchase rights. If the total number of shares that otherwise would have been acquired under the Plan on any Purchase Date exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the Participants' authorizations shall be reduced accordingly, or refunded to the Participants, as the case may be, and the Company shall give written notice of such reduction or refund to each affected Participant.

     (b) Appropriate adjustments in the aggregate number of shares of Common Stock that shall be made available for purchase under the Plan shall be made to give effect to any stock splits, stock dividends, or other similar changes in the capitalization of the Company. The establishment of the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or otherwise transfer all or any part of its business or assets. Adjustments under this Section 5 shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

     (c) A Participant shall not have any interest in shares covered by his authorized payroll deduction until shares of Common Stock are acquired for his Account.

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6.   PARTICIPATION

     (a) Each Employee who is a participant in the USF Employees' Stock Purchase Plan (the "Original ESPP") and who otherwise meets the eligibility requirements set forth in Section 3 of this Plan shall automatically become a Participant in the Plan on the Effective Date at the same rate of payroll deduction as he or she had elected under the Original ESPP, unless he or she affirmatively elects not to participate in the Plan. Except as set forth in the preceding sentence, Employees may become Participants in the Plan by authorizing a payroll deduction on a form provided by the Committee. Such authorization shall become effective on the Effective Date, or, if later, on the first day of the first payroll period of the calendar month next following the delivery of the authorization form to the Committee (or its designated representative); provided (i) that the Employee is eligible under Section 3 to participate in the Plan on such day and (ii) that if the authorization form is delivered to the Committee later than fifteen (15) days prior to the Effective Date (or the first day of the calendar month, if applicable), it shall become effective on the first day of the first payroll period of the next succeeding calendar month.

     (b) At the time an Employee files his authorization for a payroll deduction, he shall elect to have deductions made from each paycheck that he receives, such deductions to continue until the Participant withdraws from the Plan or otherwise becomes ineligible to participate in the Plan. Authorized payroll deductions shall be in whole number increments and shall be for a minimum of three percent (3%) and a maximum of ten percent (10%) of the Participant's Compensation. The deduction rate so authorized shall continue in effect through the Offering Period and each succeeding Offering Period; provided, however, that a Participant may, as of the first day of the first payroll period of any calendar month, increase or decrease the rate of his payroll deduction by filing an authorization form with the Committee at least fifteen (15) or more days prior to such date.

     (c) All Compensation deductions made for a Participant shall be credited to his Account. Except as may otherwise be provided by the Committee under
     Section 4, a Participant may not make any separate cash payment into his Account.

7.   PURCHASE OF SHARES

     (a) On the date when a Participant's authorization form for a deduction becomes effective, and on each Offering Date thereafter, he shall be deemed to have been granted an option to purchase as many full and/or fractional shares of Common Stock as he will be able to purchase with the Compensation deductions credited to his Account during the payroll periods within the applicable Offering Period for which the Compensation deductions are made. In addition to the foregoing, any cash dividends paid on shares of Common Stock held in his Account shall be added to the Account, and used to purchase Common Stock as otherwise provided herein.

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     (b) The purchase price for the shares of Common Stock to be purchased with payroll deductions from the Participant shall be equal to eighty-five percent (85%) (or such other amount as the Committee shall authorize, but in no event less than eighty-five percent (85%)) of the "fair market value" of a share of Common Stock on the Purchase Date. Fair market value shall be defined as the closing sales price of the Common Stock on the largest national securities exchange on which such Common Stock is listed at the time the Common Stock is to be valued. If the Common Stock is not then listed on any such exchange, the fair market value shall be the closing sales price if such is reported or otherwise the mean between the closing "Bid" and the closing "Ask" prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the date of valuation, or if none, on the most recent trade date thirty
     (30) days or less prior to the date of valuation for which such quotations are reported. If the Common Stock is not then listed on any such exchange or quoted in NASDAQ, the fair market value shall be the mean between the average of the "Bid" and the average of the "Ask" prices, if any, as reported in the National Daily Quotation Service for the date of valuation, or, if none, for the most recent trade date thirty (30) days or less prior to the date of valuation for which such quotations are reported. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee.

8.   TIME OF PURCHASE

From time to time, the Committee shall grant to each Participant an option to purchase shares of Common Stock in an amount equal to the number of shares of Common Stock that the accumulated payroll deductions to be credited to his Account during the Offering Period may purchase at the applicable purchase price. Each Offering Period shall be for a specified period of time to be fixed by the Committee and shall be for no less than one month. Each Participant who elects to purchase shares of Common Stock hereunder shall be deemed to have exercised his option automatically on such date of purchase. Administrative and commission costs on purchases shall be paid by the Company. The Committee shall cause to be delivered periodically to each Participant a statement showing the aggregate number of shares of Common Stock in his Account, the number of shares of Common Stock purchased for him in the preceding Offering Periods, the price per share paid for the shares of Common Stock purchased for him during the preceding Offering Periods, and the amount of cash, if any, remaining in his Account at the end of the preceding Offering Periods.

A Participant may request delivery to him of the cash in his Account or of the shares of Common Stock held in his Account at any time (subject to any limitations imposed by Section 16(b) of the Securities Exchange Act of 1934), and the delivery thereof shall be made at such regular time as the Company or its transfer agent shall determine. If such delivery is required at a time other than the normal transfer date set by the Company or its transfer agent, the Participant requesting such transfer shall pay the costs thereof. All of the cash deposits in his Account shall be paid to him promptly after receipt of notice of withdrawal, without interest. Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, if the Participant so directs in writing to the Committee, in the name of the Participant and such

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person(s) as may be designated by the Participant, to the extent permitted by applicable law, and delivered to the Participant as soon as practicable after the request for a withdrawal. If a Participant wishes to sell the shares of Common Stock in his Account, he may notify the Committee to sell the same, in lieu of a distribution of such shares, in which event all commission costs incurred in connection with the sale of the shares of Common Stock shall be borne by the Participant. The Company shall pay administrative costs associated therewith other than costs arising from a sale occurring at a time different from the prearranged dates set by the Company or its transfer agent for making such sales. If a Participant withdraws shares from his Account pursuant to this
Section 8, he shall not be eligible to make payroll deductions under the Plan for a period of ninety (90) days following such withdrawal. Thereafter, the Employee may resume his or her payroll deductions by filing a new authorization form with the Committee as provided in Section 6.

9.   CESSATION OF PARTICIPATION

A Participant may cease participation in the Plan at any time by notifying the Committee in writing of his intent to cease his participation. If such notice is received by the Committee the Company shall distribute to the Participant all of his accumulated payroll deductions, without interest. If any Participant ceases participation in the Plan, no further Compensation deductions shall be made on his behalf after the effective date of his cessation, except in accordance with a new authorization form filed with the Committee as provided in Section 6.

10.  INELIGIBILITY

An Employee must be employed by the Company or an Affiliate on the Purchase Date in order to participate in the purchase for that Offering Period. If an option expires without first having been exercised, all funds credited to the Participant's Account shall be refunded, without interest. If a Participant becomes ineligible to participate in the Plan at any time, all Compensation deductions made on behalf of the Participant that have not been used to purchase shares of Common Stock shall be paid to the Participant within thirty (30) days after the Committee determines that the Participant is not eligible to participate in the Plan.

11.  DESIGNATION OF BENEFICIARY

A Participant may file a written designation of a beneficiary who shall receive any shares of Common Stock (or remaining Compensation deductions) credited to the Participant's Account under the Plan in the event of such Participant's death prior to delivery to him of the certificates for such shares (or remaining Compensation deductions). The designation of a beneficiary may be changed by the Participant at any time by written notice given in accordance with rules and procedures established by the Committee. Upon the death of a Participant, and upon receipt by the Company of proof of the identity and existence, at the Participant's death, of a beneficiary validly designated by him under the Plan, the Company shall deliver such shares of Common Stock (or remaining Compensation deductions) to such beneficiary. In the event of the death of the Participant, and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares (or

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remaining Compensation deductions) to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its sole discretion, may deliver such shares (or remaining Compensation deductions) to the Participant's spouse or to any one or more dependents or relatives of the Participant, or to such other person or persons as the Company may designate on behalf of the estate of such deceased Participant. As used herein, the term spouse shall not include any individual from whom the Participant is legally separated on the date of the Participant's death.

12.  TRANSFERABILITY

Neither Compensation deductions nor Plan contributions credited to a Participant's Account nor any rights with regard to Plan participation or the right to purchase shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution; provided, however, that shares of Common Stock purchased on behalf of a Participant and left in his Account shall be subject to his absolute control. Any attempted assignment, transfer, pledge, or other disposition shall be void and without effect.

13.  AMENDMENT OR TERMINATION

The Board may, at any time amend the Plan in any respect, or terminate the Plan, provided that no amendment or termination may decrease the rights of a Participant during an Offering Period without his consent.

14.  NOTICES

All notices or other communications by a Participant under or in connection with the Plan shall be deemed to have been duly given when received in writing by the Chief Financial Officer of the Company or when received in the form specified by the Committee at the location and by the person designated by the Committee for the receipt thereof.

15.  INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

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16.  LIMITATIONS

Notwithstanding any other provisions of the Plan:

     (a) All Employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock that may be purchased pursuant to the Plan shall bear a uniform relationship to an Employee's Compensation. All rules and determinations of the Committee shall be uniformly and consistently applied to all persons in similar circumstances.

     (b) Nothing in the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect the right that the Company or any Affiliate may have to terminate the employment of such Employee.

     (c) No Participant shall have any right as a stockholder unless and until certificates for shares of Common Stock are issued to him or allocated to his Account.

     (d) Under any provision of the Plan that requires a computation of the number of shares of Common Stock to be purchased, such number of shares of Common Stock may be expressed as a whole number or as a fractional portion of a whole number.

     (e) The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his own affairs. A Participant, therefore, may sell shares of Common Stock purchased under the Plan at any time he chooses, subject to compliance with any applicable federal or state securities laws or any applicable Company restriction or blackout periods; provided, however, that because of certain federal tax requirements, each Participant shall agree, by entering the Plan:

          (i) that the Company may withhold, pursuant to Code ss.ss. 3102, 3301, and 3402, from his wages and other cash compensation paid to him in all payroll periods following in the same calendar year, any taxes the Company may become liable for in respect of amounts includable in his income as compensation as a result of the acquisition of Common Stock under the Plan; and

          (ii) that he shall repay the Company any amount of taxes the Company may become liable for in respect of amounts includable in his income as compensation as a result of a purchase of Common Stock under the Plan that cannot be satisfied by withholding from the wages and other cash compensation paid to him by the Company.

     (f) This Plan is intended to comply in all respects with applicable law and regulations. In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulations, the validity,

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     legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law, so as to further the intent of this Plan.

17.  EFFECTIVE DATE AND APPROVALS

The Plan shall become effective at a time when:

     (a)  the Plan has been adopted by the Board; and

     (b) a registration statement on Form S-8 under the Securities Act of 1933, as amended, has become effective with respect to the Plan; and

     (c) the Committee has notified the eligible Employees that they may commence participation in the Plan.

Unless sooner terminated by the Board, the Plan shall terminate upon the earlier of (i) the tenth (10th) anniversary of the adoption of the Plan by the Board, or
(ii) the date on which all shares available for issuance under the Plan shall have been sold under the Plan.

18.  APPLICABLE LAW

All questions pertaining to the validity, construction, and administration of the Plan shall be determined in conformity with the laws of Delaware.

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